FOR IMMEDIATE RELEASE
                                                               July 28, 2000


                       POINT WEST VENTURES, L.P. ANNOUNCES
                       -----------------------------------

                            SECOND QUARTER FINANCINGS
                            -------------------------

         SAN  FRANCISCO-(July  28, 2000) Point West  Ventures,  L.P., a majority owned affiliate of Point West Capital  Corporation (which trades on NASDAQ under the symbol PWCC) today  announced  that it closed one new  financing  during the second quarter of 2000:

         Point West Ventures purchased $1,000,000 of convertible preferred stock of NOMADIX, Inc. NOMADIX  (www.nomadix.com) has created a new class of dedicated network  devices  that  allow  ubiquitous,  high-speed  access to the  Internet.

NOMADIX's  line of Subscriber  Gateway  products  allow  broadband ISPs to offer plug-and-play  access to their  networks and service  selection  on demand.  All

NOMADIX  products are based on open standards and do not require any client side software or modification to the customer's  computer.  Dr. Leonard Kleinrock,  a father of the Internet, founded the company in 1998.

         "We are excited to continue our  involvement  in NOMADIX.  NOMADIX is a leader in providing the infrastructure for broadband  Internet  services",  said

Brad Rotter,  Chairman of Point West Ventures.  He added that,  "this investment demonstrates our continued  commitment to funding great Internet  infrastructure companies."

         Based in San  Francisco,  Point  West  Ventures  provides  capital  and expertise to promising  information  technology start-ups located throughout the

United  States.  Its  areas  of  focus  include   telecommunications,   Internet

infrastructure,  and e-commerce.  Point West Ventures provides capital mainly to mezzanine and later stage private growth companies. More information about Point

West Ventures is available at www.pointwestventures.com.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: Venture Capital, Internet, E-commerce)

CONTACTS:         POINT WEST VENTURES, SAN FRANCISCO.
                  Chris P. Rodskog, 415/394-9467
                  cpr@pointwestcapital.com